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                                                                    EXHIBIT 99.1
                           EXECUTIVE COMPENSATION OF
                        DUQUESNE LIGHT COMPANY EXECUTIVE
                    OFFICERS FOR 2000 AND SECURITY OWNERSHIP
                      OF DUQUESNE LIGHT COMPANY DIRECTORS
                 AND EXECUTIVE OFFICERS AS OF DECEMBER 31, 2000

Compensation

     The following Summary Compensation Table sets forth certain information as to cash and noncash compensation earned and either paid to, or accrued for the benefit of, the President and the four other executive officers of Duquesne Light Company ("Duquesne") for service during the years indicated. None of these individuals was an executive officer prior to 1999.

                                                   SUMMARY COMPENSATION TABLE

                                       Annual  Compensation                      Long-Term Compensation
                             --------------------------------------     -----------------------------------------
                                                                                    Awards                Payouts
     (a)                     (b)       (c)         (d)         (e)            (f)             (g)             (h)       (i)
                                                               Other                       Securities                    All
                                                              Annual       Restricted      Underlying                   Other
                                                              Compen-        Stock         Performance       LTIP      Compen-
     Name and                        Salary        Bonus      sation        Award(s)      Options/SARs      Payouts    sation
Principal Position           Year      ($)        ($)(1)      ($)(2)          ($)            (#)(3)           ($)      ($)(4)
---------------------------  ----   ---------     ------      -------      ----------     ------------      -------    ------
J. R. Marshall               2000     215,000          -       61,871             0             35,892            0     5,038
 President                   1999      73,321(5)  64,500      165,414             0             21,501            0         0
 (Chief Executive Officer)

M. L. Hogel                  2000     125,000          -          0               0                  0            0     6,124
 Vice President - Legal      1999     110,582     39,567          0               0                  0            0     5,394

S. R. Schott                 2000     115,000          -          0               0                  0            0     5,580
 Vice Pres - Finance         1999      98,752     39,188          0               0                  0            0     3,079
 & Customer Ser.

J. E. Wilson (6)             2000     118,750          -           0               0            10,000            0     2,256
 Vice President & Chief      1999      98,709     20,000           0               0             4,000            0     3,076
 Accounting Officer

J. G. Belechak               2000     103,934          -           0               0                 0            0     2,957
 Vice President  - Asset     1999      91,884     14,623           0               0                 0            0     2,744
 Mgmt & Operations

(1) The amount of any bonus compensation is determined annually based upon the prior year's performance and either paid or deferred (via an eligible participant's prior election) in the following year. The amounts shown for 1999 are the awards earned in that year but established and paid or deferred in the subsequent years. Amounts for 2000 had not been determined as of the date this exhibit was filed with the SEC.

(2) Includes reimbursement for moving expenses for Mr. Marshall of $40,855 and $142,485 in 2000 and 1999.

(3) Includes total number of stock options granted during the fiscal year, with or without tandem SARs and stock-for-stock (reload) options on option exercises, as applicable, whether vested or not. See table titled Option/SAR Grants in Last Fiscal Year. Once granted, the stock options can be exercised only if they become awarded and vested. The award of options is based on company and individual performance and achievement of specified goals and objectives over a specified award period. Some options are vested immediately upon award while others are subject to time-based vesting following the award date.
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(4)  Includes matching contributions under the 401(k) Retirement Savings Plan for Management Employees in 2000 and 1999 for Mr. Marshall: $5,038 and $0; Ms. Hogel: $3,749 and $3,317; Mr. Schott: $3,395 and $3,079; Mr. Wilson:
     $0 and $3,076; and Mr. Belechak: $2,957 and $2,744. Includes amounts for accrued, unused vacation sold by the officer to the company in 2000 for:
     Mr. Schott: $2,185 and Mr. Wilson: $2,256. Includes vacation sold in 2000 and 1999 for Ms. Hogel: $2,375 and $2,077.

(5) Mr. Marshall joined the company in August 1999. His base salary rate for that year was $215,000.

(6) Mr. Wilson's compensation represents amounts earned in his capacity as an officer of DQE, Inc.


Supplemental Tables


     The following tables provide information with respect to options to purchase DQE Common Stock and tandem stock appreciation rights in 2000 under the DQE, Inc. Long-Term Incentive Plan. Only Messrs. Marshall and Wilson received option grants in 2000.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Individual Grants

           (a)                   (b)             (c)            (d)           (e)           (f)
------------------------------------------------------------------------------------
                              Number of      % of Total
                             Securities     Options/SARs      Exercise                     Grant
                             Underlying      Granted to       or Base                      Date
                            Options/SARs      Employees        Price      Expiration      Present
           Name              Granted (#)   in Fiscal Year    ($/Sh)(3)       Date      Value ($)(4)*
-----------------------    -------------   --------------    ---------    ----------   -------------
J. R. Marshall               20,892   (1)             3.3     46.3125        01/27/10       211,845
                             15,000   (2)             2.3       40.50        08/17/10       103,905

J. E. Wilson                 10,000   (2)             1.5       40.50        08/17/10        69,300

* The actual value, if any, an executive may realize will depend on the difference between the actual stock price and the exercise price on the date the option is exercised. There is no assurance that the value ultimately realized by an executive, if any, will be at or near the value estimated.

(1) These grants represent 2000 performance stock-for-stock options with tandem stock appreciation rights and stock-for-stock (reload) options.

(2) These grants represent performance stock options with dividend equivalents. Awards are made over a three-year period and are determined on the basis of individual achievement of strategic goals and objectives.

(3) The exercise price of the options is the fair market value of DQE Common Stock on the date such options were granted. The exercise price may be payable in cash or previously owned shares of DQE Common Stock held for at least six months

(4) The grant date present value shown in column (f) gives the theoretical value of the options listed in column (b) on the grant dates using the Black-Scholes option pricing model, modified to account for the payment of dividends. The theoretical value of the option was calculated assuming an option life equal to the time period between the grant date and expiration date (i.e., from 10.0 years); a periodic risk-free rate of return equal to the yield of the U.S. Treasury note having a similar maturity date as the option expiration date, as reported by Bloomberg Financial Markets on the grant date (i.e., from 6.69% to 5.81%); an initial quarterly dividend immediately following the option grant date (i.e., $0.40), with an expected growth rate of 4.5% per year as estimated by "Value Line

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     Ratings and Reports" for 2000; and an expected monthly stock price volatility as reported by Bloomberg Financial Markets over approximately the same length of time as the option life as of the month of the grant, (i.e., from 19.22% to 15.41%). No adjustments to the grant date present values have been made with respect to exercise restrictions, forfeiture, or early exercise.


              Aggregated Option/SAR Exercises in Last Fiscal Year
                     and Fiscal Year-End Option/SAR Values

           (a)                       (b)                   (c)                       (d)                              (e)
                                                                                  Number of                         Value of
                                                                                  Securities                      Unexercised
                                                                            Underlying Unexercised                In-the-Money
                                  Number of                                    Options/SARs at                  Options/SARs at
                                  Securities                                 Fiscal Year-End (#)                Year-End ($)(3)
                                  Underlying              Value            ------------------------           -----------------
                                 Options/SARs           Realized                 Exercisable/                    Exercisable/
Name                            Exercised (#)            ($)(1)               Unexercisable (2)                Unexercisable (2)
----------------               --------------           ----------         ------------------------           ------------------
J. R. Marshall                          -                       -                21,501/35,892                       -/-

J. E. Wilson                       10,000                   7,968                 1,000/12,000                       -/-

(1) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on the date of exercise.

(2) The numbers set forth include options/SARs previously granted (including those granted in 2000) but not yet earned. The number to be earned will be based on individual performance and may be earned by the officer over future periods from one to three years as established with each option grant.

(3) Represents the difference between the exercise price of the options or SARs and the fair market value of DQE Common Stock on the New York Stock Exchange on December 31, 2000.

Retirement Plan

        Duquesne Light maintains tax-qualified and non-qualified defined benefit pension plans and arrangements that cover the named executive officers, among others. The following table illustrates the estimated annual straight-life annuity benefits payable at the normal retirement age of 65 to management employees in the specified earnings classifications and years of service shown:

                               PENSION PLAN TABLE

    Highest                                                  Years of Service
  Consecutive           ---------------------------------------------------------------------------------------------------
   Five-Year
    Average
 Compensation              5             10               15             20             25             30             35
-----------------       -------       --------         --------       --------       --------       --------       --------
$200,000                $17,000       $ 34,000         $ 51,000       $ 68,000       $ 84,000       $ 97,000       $107,000
$300,000                $26,000       $ 52,000         $ 78,000       $104,000       $129,000       $149,000       $164,000
$400,000                $35,000       $ 70,000         $105,000       $140,000       $174,000       $200,000       $220,000
$500,000                $44,000       $ 88,000         $132,000       $176,000       $219,000       $252,000       $277,000
$600,000                $53,000       $106,000         $158,000       $211,000       $264,000       $303,000       $333,000

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     Compensation utilized for pension formula purposes includes salary and bonus reported in columns (c) and (d) of the Summary Compensation Table and stock option compensation prior to March 1, 1994. An employee who has at least five years of service has a vested interest in the retirement plan. Benefits are received by an employee upon retirement, which may be as early as age 55. Benefits are reduced by reason of retirement if commenced prior to age 60 or upon election of certain options under which benefits are payable to survivors upon the death of the employee. Pension amounts set forth in the above table reflect the integration with social security of the tax-qualified retirement plans. Retirement benefits are also subject to offset by other retirement plans under certain conditions.

     The current covered compensation and current years of credited service for Ms. Hogel and Messrs. Marshall, Schott, Belechak and Wilson respectively, are $117,652 and 5; $264,616 and 2.7; $128,136 and 2.3; $85,760 and 18.9: and
$104,220 and 11.3.

Employment Agreements

     We have stand-alone non-competition agreements with Ms. Hogel and Messrs. Marshall, Schott, and Belechak. These agreements provide for non-disclosure of confidential information, non-competition in a specified geographic area, non-solicitation of customers and suppliers, among other provisions, for specified periods of time following termination of employment.

Beneficial Ownership of Stock

     The following table shows all equity securities of DQE beneficially owned, directly or indirectly, as of March 10, 2001, by each director and by each executive officer named in the Summary Compensation Table:


                           Total Shares of      Shares of Common Stock/
                           Common Stock (1)      Nature of Ownership (2)
                           ----------------     ------------------------
David D. Marshall                   274,044     34,173    Joint, SVP, SIP

Morgan K. O'Brien                    49,727     4,261     VP, IP

Victor A. Roque                     114,308       466     VP, IP
                                                9,919     Joint, SVP, SIP

William J. DeLeo                    101,658    21,583     VP, IP

Jack E. Saxer, Jr.                   25,547    23,244     VP, IP

John R. Marshall                     30,206         -

Stevan R. Schott                          -         -

Maureen L. Hogel                        116       116     VP, IP

Joseph G. Belechak                        -         -

James E. Wilson                       4,787     4,787     VP, IP

Directors, Nominees and             600,393
 Executive Officers as a
 Group (10 persons)

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        None of the individuals named in the table above owned beneficially more than one percent of the outstanding shares of DQE Common Stock. The directors and executive officers as a group beneficially owned less than one percent of the outstanding shares of DQE Common Stock as of March 10, 2001.

(1) The amounts shown include shares of Common Stock which the individuals have a right to acquire within 60 days of March 10, 2001 through the exercise of stock options granted under the Long-Term Incentive Plan in the following amount: Messrs. David Marshall 239,871, O'Brien 45,446; Roque 103,923; DeLeo 80,075; Saxer 22,303; John Marshall 30,206, and Wilson 4,787 and all executive officers as a group: 526,611.

(2) The term "Joint" means owned jointly with the person's spouse. The initials "VP" and "IP" mean sole voting power and sole investment power, respectively, and the initials "SVP" and "SIP" mean shared voting power and shared investment power, respectively.

     Messrs. David Marshall, Roque, DeLeo, Saxer, John Marshall, Schott, Belechak, Wilson and Ms. Hogel also beneficially own 1,159; 585; 989, 886; 62; 108; 418; 398; and 224 shares, respectively, of Duquesne Light Company Preference Stock, Plan Series A as of December 31, 2000. The Preference shares are held by the Company's Employee Stock Ownership Plan trustee for Duquesne Light Company's 401(k) Plan on behalf of the Executive Officers, who have voting but not investment power. The Preference shares are redeemable for DQE Common Stock or cash on retirement, termination of employment, death, or disability. Shares outstanding as of December 31, 2000 for the Preference Stock, Plan Series A are 579,276. Mr. O'Brien does not own any preference shares.

     The directors and executive officers do not own any shares of Duquesne Light Preferred Stock or DQE Preferred Stock, Series A (Convertible).


Principal Shareholders

     The following sets forth, to the knowledge of Duquesne, the beneficial owners, as of:

  March 10, 2001, of more than 5% of the outstanding shares of DQE Preferred
  --------------------------------------------------------------------------
    Stock, Series A (Convertible)
    -----------------------------




                                                              Preferred Stock Owned Beneficially
                                                            ----------------------------------------
              Name                         Address            Number of Shares     Percent of Class
              ----                         -------          --------------------  ------------------
    Tommy C. Bussell               19 Villa Bend                      28,491              17.42%
                                   Houston, TX  77069

    Loyce Y. Bussell               19 Villa Bend                      12,692               7.76%
                                   Houston, TX  77069

    M. D. Bailey, Jr. and          10726 Candlewood                   12,000               7.34%
    Elizabeth Bailey               Houston, TX  77042
    TR UA DTD 12/15/98 Bailey
    1998 Trust Marion Bailey
    & Mallory Grace Bailey

     Otheil J. Erlund, Jr.         Route 1, Box 35J                    9,606               5.87%
                                   Comfort, TX  78031

    David J. Beyer                 7703 Oakwood Lakes                 10,091               6.18%
                                   Houston, TX  77095

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
    Robert P. Hundley and          1724 Azteca                        15,601 (1)           9.54%
    Jennye S. Hundley              Ft. Worth, TX  76112
    Joint Tenants

    David J. McGilvroy             8432 Davis Lane                    15,600               9.54%
                                   Ft. Worth, TX  76180

    Daniel C. McKee                7600 Shady Grove Road              15,600               9.54%
                                   Ft. Worth, TX  76180

(1) Includes 8,667 shares held jointly, as to which voting and investment power is shared. Also includes 6,934 shares held solely by Mr. Hundley, as to which he has sole voting power.

  All principal shareholders of the DQE Preferred Stock, Series A (Convertible) listed have sole voting and investment power except as noted.

Directors' Fees and Plans

     All the Directors of Duquesne Light Company are employees of our parent, DQE, Inc. and do not receive fees for their services as directors.


Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934 requires Duquesne's directors and executive officers, and any persons who beneficially own more than ten percent of the Company's Preferred Stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of Preferred Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To Duquesne's knowledge, based solely on review of the copies of such reports furnished to Duquesne and written representations that no other reports were required, during the year ended December 31, 2000, all such Section 16(a) filing requirements were met except for as follows: a Form 3 Report of Joseph G. Belechak which was inadvertently filed late, and amendments were made to Form 3 Reports for Ms. Hogel and Messrs. Schott and Wilson.


Compensation Committee Interlocks and Insider Participation

     The members of the Compensation Committee are Messrs. David D. Marshall and Jack E. Saxer, Jr. Mr. Marshall is Chairman, President and Chief Executive Officer of DQE. Mr. Saxer is a Vice President of DQE. Both are Board members of Duquesne Light.

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